Contacts:
Chief Executive Officer         SVP Finance
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
201-840-4710                    201-840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Media Relations                 Investor Relations
Michael Wilczak                 Matthew Hayden
Infocrossing, Inc.              Hayden Communications, Inc.
201-840-4941                    760-487-1137
mwilczak@infocrossing.com


       INFOCROSSING REPORTS EARNINGS OF $0.05 PER SHARE ON RECORD REVENUE
                   FOR THE FIRST QUARTER ENDED MARCH 31, 2004

LEONIA, NJ, MAY 12, 2004 -- INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today financial results for the first quarter ended March 31, 2004. Infocrossing reported record revenue of $15.2 million, a 16 percent increase over the revenue of $13.1 million reported for the first quarter of 2003, and a 6 percent increase over the revenue of $14.4 million reported for the previous quarter. Revenue growth was driven entirely by new sales and the expansion of existing outsourcing engagements, including the addition of The Reader's Digest Association, which signed a multi-year agreement announced in January. Other new contract awards totaled $12.5 million over terms of up to 5 years in length, including $5.8 million in contracts signed by ITO Acquisition Corporation, doing business as Systems Management Specialists ("SMS"), prior to the close of the previously announced acquisition by Infocrossing on April 2, 2004.

For the first quarter of 2004, Infocrossing reported net income to common stockholders of $0.8 million, or $0.05 per diluted common share, compared with a net loss to common stockholders of $2.2 million, or $0.40 per common share for the same period last year. Infocrossing had 17.1 million fully diluted shares outstanding as of March 31, 2004 compared with 5.4 million fully diluted shares outstanding as of March 31, 2003. This marks the second consecutive quarter of positive earnings. The Company expects to report positive earnings for 2004.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased 25% in the first quarter of 2004 to $2.9 million, compared with $2.3 million reported in the same quarter last year. Infocrossing uses EBITDA because it considers such information an important supplemental measure of the Company's performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies with comparable market capitalization to the Company, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income follows in the Summary Consolidated Statements of Operations.

For the first quarter of 2004, Infocrossing reported the following additional highlights:

o Infocrossing assumed the management of Reader's Digest's mainframe data center operations under a multi-year outsourcing agreement in the first quarter, and is planning for a June 2004 migration of the client's computing infrastructure to Infocrossing's data center.

o On March 30, 2004, the Company completed a $30.6 million private placement of 2,917,000 shares of its common stock. The Company used a portion of the net proceeds of the private placement and a new $15 million term loan to finance the cash component of the SMS acquisition.

o As a result of the private placement, shareholders' equity nearly doubled to $61.2 million at March 31, 2004, compared with $30.8 million at December 31, 2003.

o In the first quarter, Infocrossing announced the planned acquisition SMS, a California-based data center outsourcing company. On April 2, 2004, Infocrossing closed the acquisition for approximately $35 million in cash and 135,892 shares of Infocrossing stock. SMS provides computing operations, business process outsourcing, and managed application services to nearly forty clients primarily in the western United States. The transaction combined two strong regional service providers with complementary services to create a single outsourcing company with national scale, an impressive client base, multi-platform expertise, and a full complement of outsourcing solutions. SMS is expected to add $33 million to Infocrossing's revenue in the first 12 months following the close of the transaction.

"I'm very pleased with the results for the first quarter of 2004," stated Zach Lonstein, Infocrossing's Chairman and Chief Executive Officer. "The value of our selective outsourcing services continued to push revenue to new heights, with more companies recognizing they could gain the benefits of outsourcing without losing control over their operations," Mr. Lonstein continued. "The recapitalization completed last year and the leverage of our data center infrastructure translated the revenue growth into another quarter of positive earnings. With the expanding record of positive results and the recently completed acquisition of Systems Management Specialists, we are positioned to continue our growth and realize our vision of becoming a recognized leader among providers of selective outsourcing services in the United States," Mr. Lonstein concluded.

Infocrossing will hold a teleconference to discuss first quarter results with the financial community today, May 12, 2004, at 11 a.m. Eastern Daylight Time. Anyone interested in participating in the call can join via the Company's website, www.infocrossing.com, or dial into the call at 1-800 475-2151 or 973-582-2710 for international callers, at least ten minutes before the start of the call. A telephone replay will also be available until May 19, 2004 starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling 1-877-519-4471 toll free or 973-341-3080 for international callers and entering the pass code number 4754637.

"EBITDA" is defined as earnings before interest, income taxes, depreciation, and amortization. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.



This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of SMS, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                       INFOCROSSING, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                            (UNAUDITED, IN MILLIONS,
                            EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED MARCH 31,
                                            -----------------------------------
                                                  2004                2003
                                            ---------------    ----------------
Revenues                                    $        15.2       $        13.1
                                               ------------        ------------
Costs of revenues, excluding
 Depreciation shown below                            10.2                 8.8
Selling and administrative expenses                   2.1                 2.0
Depreciation and amortization                         1.6                 1.4
                                               ------------        ------------
Income from operations                                1.3                 0.9
Net interest expense                                  0.7                 0.6
                                               ------------        ------------
Income before income taxes                            0.6                 0.3
Income tax expense (benefit)                         (0.2)                 -
                                               ------------        ------------
Net income                                            0.8                 0.3
Accretion and dividends on
 redeemable preferred stock                            -                 (2.5)
                                               ------------        ------------
Net income (loss) to common stockholders    $         0.8       $        (2.2)
                                               ============        ============
Basic earnings per share:
   Net income (loss) to common stockholders $         0.05      $       (0.40)
                                               ============        ============
   Weighted average number of
      common shares outstanding                      15.2                 5.4
                                               ============        ============
Diluted earnings per share:
   Net loss to common stockholders          $        0.05       $       (0.40)
                                               ============        ============
   Weighted average number of common shares
      and equivalents outstanding                    17.1                 5.4
                                               ============        ============

The basic and diluted net loss to common stockholders per share for 2003 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for the three months ended March 31, 2003 since the inclusion of such equivalents would be anti-dilutive.

Certain reclassifications have been made to prior periods to conform to the current presentation.

The reconciliation of EBITDA with net income for the quarters ended March 31, 2004 and 2003 is as follows (in millions):

                                            THREE MONTHS ENDED MARCH 31,
                                      ------------------------------------------
                                              2004                   2003
                                      -------------------    -------------------
                                      $             0.8      $             0.3
Net income
   Add back:
     Income tax expense (benefit)                  (0.2)                   -
     Net interest expense                           0.7                    0.6
     Depreciation and amortization                  1.6                    1.4
                                         ----------------       ----------------
EBITDA                                $             2.9      $             2.3
                                         ================       ================

                       INFOCROSSING, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                MARCH 31,         DECEMBER 31,
                                                  2004                2003
                                           ---------------     ---------------
ASSETS:
   Cash and equivalents                    $         39.6      $         10.1
   Other current assets                               8.2                 6.5
                                            -------------       -------------
     Total current assets                            47.8                16.6
   Property and equipment, net                       17.4                18.3
   Other non-current assets                          32.5                31.8
                                            -------------       -------------
Total assets                               $         97.7      $         66.7
                                            =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current liabilities                     $          9.3      $          8.4
   Long-term liabilities                             27.3                27.5
   Stockholders' equity                              61.1                30.8
                                            -------------       -------------
Total liabilities and stockholders' equity $         97.7      $         66.7
                                            =============       =============